AMENDMENT NO. 4
TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES
AGREEMENT
     The Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Investment Securities Funds, a Delaware statutory trust is hereby amended as follows:
W I T N E S S E T H:
     WHEREAS, AIM Investment Securities Funds is now named AIM Investment Securities Funds (Invesco Investment Securities Funds); and
     WHEREAS, the following Portfolios have been renamed:

CURRENT NAME	NEW NAME
AIM Core Bond Fund	Invesco Core Bond Fund
AIM Dynamics Fund	Invesco Dynamics Fund
AIM Global Real Estate Fund	Invesco Global Real Estate Fund
AIM High Yield Fund	Invesco High Yield Fund
AIM Income Fund	Invesco Income Fund
AIM Limited Maturity Treasury Fund	Invesco Limited Maturity Treasury Fund
AIM Money Market Fund	Invesco Money Market Fund
AIM Municipal Bond Fund	Invesco Municipal Bond Fund
AIM Real Estate Fund	Invesco Real Estate Fund
AIM Short Term Bond Fund	Invesco Short Term Bond Fund
AIM U.S. Government Fund	Invesco U.S. Government Fund;
     NOW, THEREFORE, the parties agree that;
1.	All references to AIM Investment Securities Funds in the Agreement are hereby deleted and replaced with AIM Investment Securities Funds (Invesco Investment Securities Funds).

2.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:
“APPENDIX A
FEE SCHEDULE TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES
AGREEMENT OF
AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

Portfolios	Effective Date of Agreement
Invesco Core Bond Fund	July 1, 2006

Invesco Dynamics Fund	April 30, 2008

Invesco Global Real Estate	July 1, 2006

Invesco High Yield Fund	July 1, 2006

Portfolios	Effective Date of Agreement
Invesco Income Fund	July 1, 2006

Invesco Limited Maturity Treasury Fund	July 1, 2006

Invesco Money Market Fund	July 1, 2006

Invesco Municipal Bond Fund	July 1, 2006

Invesco Real Estate Fund	July 1, 2006

Invesco Short Term Bond Fund	July 1, 2006

Invesco U.S. Government Fund	July 1, 2006

Invesco High Yield Securities Fund	February 12, 2010

Invesco Van Kampen Core Plus Fixed Income Fund	February 12, 2010

Invesco Van Kampen Corporate Bond Fund	February 12, 2010

Invesco Van Kampen Government Securities Fund	February 12, 2010

Invesco Van Kampen High Yield Fund	February 12, 2010

Invesco Van Kampen Limited Duration Fund	February 12, 2010
     The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.
Dated: April 30, 2010
INVESCO ADVISERS, INC.

Attest:	/s/ Stephen R. Rimes	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President
(SEAL)
AIM INVESTMENT SECURITIES FUNDS
(INVESCO INVESTMENT SECURITIES FUNDS)

Attest:	/s/ Stephen R. Rimes	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President
(SEAL)

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